EXHIBIT (10.30)







     License Agreement - Sears Roebuck De Puerto Rico, Inc.





































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














                   SEARS ROEBUCK DE PUERTO RICO, INC.

                          LICENSE AGREEMENT













                                       CONSUMER PROGRAMS
                                       INCORPORATED

                                       SEARS PORTRAIT STUDIOS

                                       January 1, 1999

(PAGE NUMBERS REFER TO PAPER DOCUMENT)

                          TABLE OF CONTENTS
I.    GRANT OF LICENSE ...................................  5
      1.1  License for On-Premises Operations ............  5
      1.2  Scope of License/Restrictions .................  5
      1.3  No Representations ............................  5
II.   USE OF SEARS MARKS .................................  6
      2.1  License to Use Sears Marks ....................  6
      2.2  Communications with Third Parties .............  6
      2.3  No Challenge to Marks .........................  6
      2.4  No Rights to Marks ............................  6
      2.5  Registration of Marks .........................  7
      2.6  Injunctive Relief .............................  7
      2.7  Infringing Use ................................  7
      2.8  Limitations ...................................  7
      2.9  Survival ......................................  8
III.  TERM ...............................................  8
IV.   FEES ...............................................  8
      4.1  Amount ........................................  8
      4.2  Net Sales .....................................  8
      4.3  Gross Sales ...................................  8
V.    OPERATIONAL OBLIGATIONS OF LICENSEE ................  8
      5.1  Performance Standards .........................  8
      5.2  Business Conduct ..............................  9
      5.3  Hours of Operation ............................  9
      5.4  Merchandise Standards .........................  9
      5.5  Pricing .......................................  9
      5.6  Discount Policy ...............................  9
      5.7  Bonus Club .................................... 10
      5.8  Customer Adjustment ........................... 10
      5.9  Employee Standards ............................ 10
      5.10 Licensee's Employees .......................... 10
      5.11 Employee Compensation ......................... 11
      5.12 Compliance with Labor Laws .................... 11
      5.13 Compliance with Law ........................... 11
      5.14 Year 2000 Compliance .......................... 11
      5.15 Payment of Obligations ........................ 12
      5.16 Licensee's Obligations ........................ 12
      5.17 Liens ......................................... 12
VI.   LICENSED BUSINESS AREA ............................. 12
      6.1  Block Plan .................................... 12
      6.2  Improvements .................................. 12
      6.3  Operations .................................... 13
      6.4  Condition of Licensed Business Area ........... 13
      6.5  Changes of Location/Store Inventory ........... 13



                              2
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
                          TABLE OF CONTENTS (continued)
      6.6  Remodeling .................................... 13
      6.7  Electric/HVAC ................................. 13
      6.8  Telephone ..................................... 14
      6.9  Yellow/White Page Listings .................... 14
      6.10 Access to Licensed Business Area .............. 14
      6.11 Effect of Store Leases ........................ 15
      6.12 Waiver of Casualty Liability .................. 15
VII.  ADVERTISING ........................................ 15
      7.1  Advertising ................................... 15
      7.2  Publicity ..................................... 15
      7.3  Forms ......................................... 16
VIII. LICENSED BUSINESS EQUIPMENT ........................ 16
      8.1  Licensee's Equipment .......................... 16
      8.2  Licensee's Point of Sale System ............... 16
      8.3  Sears Card .................................... 16
IX.   TRANSACTIONS AND SETTLEMENT ........................ 17
      9.1  Checks ........................................ 17
      9.2  Credit Sales .................................. 17
      9.3  Sales Receipts ................................ 18
      9.4  Settlement .................................... 18
      9.5  Reports ....................................... 18
      9.6  Audit Rights .................................. 19
      9.7  Underreporting ................................ 19
      9.8  Rights of Recoupment and Setoff ............... 20
X.    CUSTOMER INFORMATION; CONFIDENTIALITY .............. 19
      10.1 Customer Information .......................... 20
      10.2 Confidential Information ...................... 20
XI.   RELATIONSHIP OF PARTIES ............................ 21
XII.  DEFENSE AND INDEMNITY .............................. 21
      12.1 Defense ....................................... 21
      12.2 Indemnity ..................................... 22
XIII. INSURANCE .......................................... 22
      13.1 Types of Insurance ............................ 22
      13.2 No Cancellation Without Notice ................ 23
      13.3 Certificates .................................. 23
      13.4 Expiration/Non-Renewal ........................ 23
XIV.  TERMINATION ........................................ 24
      14.1 Mutual Right of Termination ................... 24
      14.2 Termination of License by Sears With Notice ... 24
      14.3 Termination of License by Sears Without
            Further Notice ............................... 24
      14.4 Termination on Store Closing .................. 25
      14.5 Effect of Termination ......................... 25
      14.6 Survivability ................................. 25
XV.   ASSIGNMENT AND SUBLICENSING ........................ 25
      15.1 Assignment by Licensee ........................ 25
      15.2 Assignment by Sears ........................... 26

                          TABLE OF CONTENTS (continued)
      15.3 Binding Nature ................................ 26
XVI.  MISCELLANEOUS ...................................... 26
      16.1 Cumulative Remedies ........................... 26
      16.2 Severability .................................. 26
      16.3 Governing Law ................................. 26
      16.4 Arbitration ................................... 26
      16.5 Entire Agreement .............................. 27
      16.6 Headings ...................................... 27
      16.7 Notices ....................................... 27
         EXHIBIT A ....................................... 30
           DESIGNATED SEARS STORES ....................... 30
         EXHIBIT B ....................................... 31
           AUTHORIZED MERCHANDISE AND/OR SERVICES ........ 31
         EXHIBIT C ....................................... 32
           SEARS COMMISSION .............................. 32
         EXHIBIT D ....................................... 33
           ALLOCATION OF COSTS ........................... 33






























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


                       LICENSE AGREEMENT

THIS LICENSE AGREEMENT ("Agreement") is made and entered into as of the 1st day of January, 1999, by SEARS ROEBUCK DE PUERTO RICO, INC., a Delaware corporation ("Sears"), and CONSUMER PROGRAMS INCORPORATED, a Missouri corporation ("Licensee").

      Sears and Licensee hereby agree as follows:

I.    GRANT OF LICENSE
      1.1.  License for On-Premises Operations.
            Sears hereby grants Licensee the non-exclusive privilege of conducting and operating, and Licensee shall conduct and operate, pursuant to the terms, provisions and conditions contained in this Agreement, a licensed business offering the goods and services listed on Exhibit B ("Licensed Business"), only at the Sears locations described in Exhibit A or in Location Riders attached ("Designated Sears Store(s)").

      1.2.  Scope of License/Restrictions.
            Licensee shall use the Licensed Business area only for the purpose authorized in this Agreement, and shall offer for sale only those services and merchandise expressly author-ized by this Agreement as listed on Exhibit B attached hereto and shall offer those services and merchandise only from the Designated Sears Stores. Any changes, additions or deletions of services or merchandise require the prior written approval of Sears appropriate Licensing Manager ("Licensing Manager").

      1.3.  No Representations.
            (a) Sears makes no promises or representations whatsoever as to the potential amount of business Licensee can expect at any time during operation of the Licensed Business. Licensee is solely responsible for any expenses it incurs related to this Agreement, including, but not limited to, any increase in the number of Licensee's employees or any expenditures for additional facilities or equipment.
            (b) Licensee acknowledges that, by entering into this Agreement, Licensee seeks to provide services for customers of Sears and Licensee shall not be required to create or develop an independent customer base. Licensee further acknowledges that customers of Sears who use Licensee's services likely seek such services because of the commercial reputation of Sears, rather than the commercial reputation of Licensee. Licensee represents and warrants that Licensee has considered the acknowledgments made in this provision of the Agreement in determining the commission rate set forth in this Agreement.

II.   USE OF SEARS MARKS
      2.1   License to Use Sears Marks.
            Licensee shall operate the Licensed Business under the name SEARS PORTRAIT STUDIO. Licensee shall use the name of Sears only in connection with the operation of the Licensed Business and only in a manner described herein or upon prior written approval by Sears Licensing Manager. Licensee may use the name Sears when communicating with customers or potential customers of the Licensed Business, or to identify the location of the Licensed Business and in other instances specifically approved by Sears. Licensee shall not begin any business activity under this Agreement without Sears prior written approval of any and all names that Licensee intends to use in conjunction with the Licensed Business.

      2.2   Communications with Third Parties.
            Except in the case of communication permitted by Paragraph 2.1, or as otherwise specifically approved by Sears, Licensee shall not use the name of Sears, or any Sears trademarks, service marks or trade names (the "Mark(s)"), either orally or in writing, including, but not limited to, use of any letterhead, checks, business cards, or contracts. All communications with persons or entities other than customers or potential customers of the Licensed Business shall be done solely in Licensee's own name.

      2.3   No Challenge to Marks.
            Licensee shall not question, contest or challenge, either during or after the Term of this Agreement, Sears owner-ship of the Marks, or Sears ownership in any mailing lists, credit files or other factual information compiled by Sears and made available for use by Licensee ("Sears Information"). Licensee shall claim no right, title or interest in any Mark or Sears Information, except the right to use the same pursuant to the terms and conditions of this Agreement, and shall not register or attempt to register any Mark.

      2.4   No Rights to Marks.
            Licensee recognizes and acknowledges that the use of any Mark or Sears Information shall not confer upon Licensee any proprietary rights to any Mark or Sears Information. Upon expiration or termination of this Agreement, Licensee shall immediately stop using all Marks and Sears Information, and shall execute all documents Sears requests in order to confirm Sears ownership, or to transfer to Sears any rights Licensee may have acquired from Sears in any Mark or Sears Information. Nothing in this Agreement shall be construed to bar Sears, during or after expiration or termination of this Agreement, from protecting its right to the exclusive ownership of Sears Information or Marks against infringement or appropriation by any party or parties, including Licensee.
                              6
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     2.5    Registration of Marks.
            Sears may register in its own name any and all of the trademarks, service marks or trade names used in operation of the Licensed Business, except for such trademarks, service marks or trade names which are owned or licensed by Licensee prior to execution of this Agreement, and Licensee's use of such names and marks shall inure to the benefit of Sears for such purposes as well as for all other purposes and such marks shall be included in the term "Marks". Licensee shall cooperate in any such registration or application for registration by Sears. No name or mark registered in the name of Licensee or any of Licensee's affiliates and used in conjunction with the Licensed Business shall be used for any other purpose without the written consent of Sears.

     2.6    Injunctive Relief.
            Licensee acknowledges that the Marks and Sears Information possess a special, unique and extraordinary character, which makes it difficult to assess the monetary damage Sears would sustain in the event of unauthorized use. Irreparable injury would be caused to Sears by such unauthorized use, and Licensee agrees that in the event of breach of this Section II by Licensee there would be no adequate remedy at law and preliminary or permanent injunctive relief would be appropriate.

     2.7    Infringing Use.
            If Licensee learns of any manufacture or sale by any third party of products and/or services similar to those offered by Licensee that would be confusingly similar in the minds of the public to those sold by Licensee and which bear or are promoted in association with the Marks or any names, symbols, emblems, or designs or colors which would be confusingly similar in the minds of the public to the Marks, Licensee shall promptly notify Sears. Sears may, at its sole expense, take such action as it determines, in its sole discretion, is appropriate. Licensee shall cooperate and assist in such pro- test or legal action at Sears expense. If demanded by Sears, Licensee shall join in such protest or legal action at Sears expense. Licensee shall not undertake any protest or legal action on its own behalf without first securing Sears written permission to do so. If Sears permits Licensee to undertake such protest or legal action, such protest or legal action shall be at Licensee's sole expense. Sears shall cooperate and assist Licensee at Licensee's expense. For the purposes of this paragraph, expenses shall include reasonable attorneys' fees. All recovery in the form of legal damages or settlement shall belong to the party bearing the expense of such protest or legal action.

     2.8    Limitations.
            Licensee shall not file suit using Sears name.
Licensee shall not use the services of a collection agency or undertake any legal proceeding against any customer without the prior written approval of Sears Licensing Manager.














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


      2.9   Survival.
            The provisions of this Section II shall survive the expiration or termination of this Agreement.

III.  TERM
            The term of this Agreement ("Term") shall be for a five (5) year period beginning on January 1, 1999, and ending at the close of business on December 31, 2003, unless sooner terminated under any of the provisions of this Agreement.

IV.   FEES
      4.1   Amount.
            Licensee shall pay Sears a commission ("Sears
Commission") which is set forth on Exhibit C attached hereto.

      4.2   Net Sales.
            "Net Sales" means Gross Sales from operation of the Licensed Business, less sales taxes, returns and allowances.

      4.3   Gross Sales.
            "Gross Sales" means all of Licensee's direct or indirect sales of services and merchandise from the Licensed Business, including, but not limited to, sales arising out of referrals, contacts, or recommendations obtained through the operation of the Licensed Business.

V.    OPERATIONAL OBLIGATIONS OF LICENSEE
      5.1   Performance Standards.
            Licensee shall provide Sears with copies of its written procedures and policies establishing minimum standards of quality, performance and customer service. Licensee shall immediately advise Sears of any changes in its standards. Without limiting Paragraph 5.8, Licensee shall observe no less than such minimum standards of quality, performance and customer service. Sears may visit the Licensed Business area at any reasonable time during business hours for the purpose of verifying Licensee's compliance with its standards of quality, performance and customer service.

Licensee shall conduct its operations in a courteous and efficient manner and shall present a neat, business like appearance, including adherence by Licensees' employees to a reasonable dress code. Licensee shall abide by all safety and security rules and regulations of Sears in effect from time to time.

      5.2   Business Conduct.
            Licensee shall also conduct its operations in an honest and ethical manner at all times. In dealing with Sears associates and Sears customers, Licensee shall adhere to the highest ethical standards, including those standards described in the "A Guide To Business Conduct For Sears Licensed Business Associates" as provided to Licensee and updated from time to time.

      5.3   Hours of Operation.
            The Licensed Business shall be kept open for business and operated during the same business hours that the Designated Sears Store is open for business, unless otherwise agreed to by Sears Licensing Manager and Licensee.

      5.4   Merchandise Standards.
            Licensee shall maintain a stock of good quality merchandise as necessary to assure efficient operation of the Licensed Business. Licensee shall maintain merchandise presentation standards consistent with Sears own standards.

      5.5   Pricing.
            Except as noted, Sears shall have no right or power to establish or control the prices at which Licensee offers service and/or merchandise in the Licensed Business. Such right and power is retained by Licensee, however, Licensee also shall participate in Sears national storewide sales and/or merchandise price off events. Licensee shall not charge customers for estimates or proposals.

     5.6    Discount Policy.
            Sales made under this Agreement shall be offered for sale by Licensee to the employees of Sears (to include other eligible family members) at the same discount which
Sears allows its own employees on purchases of similar merchandise as fully described in Sears Courtesy Discount Guide. Licensee's employees who are exclusively employed to service the Licensed Business shall be entitled to receive the same discount on purchases made from Sears; provided, however, that the employees, but not their family members, are entitled to receive the discount. Misuse of the Sears discount policy by any employee of Licensee could result in Sears request that Licensee remove an employee from the Licensed Business pursuant to Paragraph 5.10 of this Agreement.
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      5.7   Bonus Club.
            Licensee shall accept Sears Card Bonus Club Bonus Certificates. Sears shall reimburse Licensee for such bonus certificates provided Licensee has followed prescribed procedures.

      5.8   Customer Adjustment.
            All of the work and services performed by Licensee in connection with the Licensed Business shall be of a high standard of workmanship, and all of the merchandise sold in the Licensed Business shall be of high quality. Licensee shall at all times maintain a general policy of "Satisfaction Guaranteed" to customers and shall adjust all complaints of and controversies with customers arising out of the operation of the Licensed Business. In any case in which an adjustment is unsatisfactory to the customer, Sears shall have the right, at Licensee's expense, to make such further adjustment as Sears deems necessary under the circumstances, and any adjustment made by Sears shall be conclusive and binding upon Licensee. Sears may deduct the amounts of any such adjustments from the sales receipts held by Sears as described in Paragraph 9.4. Licensee shall maintain files pertaining to customer complaints and their adjustment and make such files available to Sears.

      5.9   Employee Standards.
            Licensee shall employ all management and other personnel necessary for the efficient operation of the Licensed Business. The Licensed Business shall be operated solely by Licensee's employees, and not by independent contractors, sub-contractors, sub-licensees or by any other such arrangement.

      5.10  Licensee's Employees.
            Licensee has no authority to employ persons on behalf of Sears and no employees of Licensee shall be deemed to be employees or agents of Sears. Licensee has sole and exclusive control over its labor and employee relations policies, and its policies relating to wages, hours, working conditions, or conditions of its employees. Licensee has the sole and exclusive right to hire, transfer, suspend, lay off, recall, promote, assign, discipline, adjust grievances and discharge its employees, provided, however, that Sears may request at any time that Licensee remove from the Licensed Business any employee who is objectionable to Sears because of risk of harm or loss to the health, safety and/or security of Sears customers, employees or merchandise and/or whose manner impairs Sears customer relations. If Sears objects to any of Licensee's employees, and Licensee determines not to remove such employee, Sears may terminate any affected location by giving thirty (30) days notice to Licensee.

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


     5.11   Employee Compensation.
            Licensee shall pay in a timely manner and is solely responsible for so paying, for all salaries and other compensation of its employees and shall make all necessary salary deductions and withholdings from its employees' salaries and other compensation. Licensee shall pay in a timely manner, and is solely responsible for so paying any and all contributions, taxes and assessments and all other requirements of the Federal Social Security, Federal and state unemployment compensation and Federal, state and local withholding of income tax laws on all salary and other compensation of its employees.

     5.12   Compliance with Labor Laws.
            Licensee shall comply with any other contract and all Federal, state and local laws, ordinances, rules and regulations regarding its employees, including, but not limited to, Federal or state laws or regulations regarding minimum compensation, overtime and equal opportunities for employment. Without limiting the foregoing, Licensee shall comply with the terms of the Federal Civil Rights Acts, Age Discrimination in Employment Act, Occupational Safety and Health Act, the Federal Fair Labor Standards Act, and the Americans with Disabilities Act, whether or not Licensee may otherwise be exempt from such acts because of its size or the nature of its business or for any other reason whatsoever.

     5.13   Compliance with Law.
            Licensee shall, at its expense, obtain all permits and licenses which may be required under any applicable Federal, state, or local law, ordinance, rule or regulation by virtue of any act performed in connection with the operation of the Licensed Business. Licensee shall comply fully with all applicable Federal, state and local laws, ordinances, rules and regulations, including, but not limited to, all rules and regulations of the Federal Trade Commission. In addition, Licensee represents and warrants that Licensee and all subcontractors and agents involved in the production or delivery of the merchandise to be sold in connection with the Licensed Business shall strictly adhere to all applicable laws, regulations, and prohibitions of the United States and all country(ies) in which such merchandise is produced or delivered with respect to the operation of their production facilities and their other businesses and labor practices, including without limitation, laws, regulations and prohibitions governing the working conditions, wages and minimum age of the work force. Licensee further represents and warrants that such merchandise shall not be produced or manufactured, in whole or in part, by convict or forced labor.

     5.14   Year 2000 Compliance.
            Licensee represents and warrants that its point of sale system utilizes and includes four digit year elements (e.g. 1999, 2000, etc.) and that the use, entry or creation of dates before, on or after January 1, 2000 will neither cause failure nor produce incorrect results in the transmission of data to Sears settlement system, nor cause interruption to or disruption of the Licensed Business.

      5.15  Payment of Obligations.
            Licensee shall, at its expense, pay and discharge all license fees, business, use, sales, gross receipts, income, property or other applicable taxes or assessments which may be charged or levied by reason of any act performed in connection with the operation of the Licensed Business, excluding, however, all taxes and assessments applicable to Sears income from Sears Commission or applicable to Sears property.
Licensee shall promptly pay all its obligations, including those for labor and material, and shall not allow any liens to attach to any Sears or customer's property as a result of Licensee's failure to pay such sums.

      5.16  Licensee's Obligations.
            Licensee shall not make purchases or incur any obligation or expense of any kind in the name of Sears. Prior to any purchases involving the Licensed Business, Licensee shall inform its vendors that Sears in not responsible for any obligations incurred by Licensee.

      5.17  Liens.
            Licensee shall not allow any liens, claims or encumbrances to attach against any of the Designated Sears Stores. In the event any lien, claim or encumbrance so attaches or is threatened, Licensee shall immediately take all necessary action to cause such lien, claim or encumbrance to be satisfied and released, or Sears, may either terminate this Agreement or charge Licensee or withhold from sales receipts all expenses, including attorneys' fees, incurred by Sears in removing and/or resolving such liens or claims.

VI.   LICENSED BUSINESS AREA
      6.1   Block Plan.
            The defined area of space provided by Sears for the operation of the Licensed Business ("Block Plan") will be submitted for each Designated Sears Store to Licensee.
Licensee shall be solely responsible for providing final plans for the Licensed Business area and Licensee shall authorize Sears to prepare the final blueprint plans in accordance with Exhibit D. All costs and expenses related to such plans, including, but not limited to, blueprints, shall be borne by Licensee. The expense of preparing the initial space assigned to any Licensed Business location shall be allocated between parties as described in Exhibit D attached hereto and hereafter made a part of this Agreement. Licensee shall be primarily responsible for any preparations necessary for the operation of the Licensed Business. Any improvements and installations made by Sears shall be made to Sears specifications for its own departments. All improvements or installations which vary from Sears standard specifications shall be at Licensee's sole expense.

      6.2   Improvements.
            All permanent improvements to the Licensed Business area shall become the property of Sears at the expiration or termination of this Agreement. At the expiration or

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termination of this Agreement, or if Licensee vacates or
abandons the Licensed Business, Licensee shall convey to Sears, without charge, good title to such improvements free from any and all liens, charges, encumbrances and rights of third parties.

      6.3   Operations.
            If the Licensed Business is not fully operational within thirty (30) days after Sears has made the Licensed Business area ready for Licensee as a result of delay by Licensee, Sears may, at Sears sole option, terminate this Agreement and have no further obligation to Licensee, and Licensee shall reimburse Sears within ten (10) days after receipt of an invoice, for Sears cost, of constructing the Licensed Business area and of putting such space back to its condition immediately prior to the commencement of such construction.

      6.4   Condition of Licensed Business Area.
            Licensee shall, at its expense, keep the Licensed Business area in a thoroughly clean and neat condition and shall maintain Licensee's Equipment in good order and repair. Sears shall provide routine janitorial service in the Licensed Business area, consistent with the janitorial services regularly performed in the Designated Sears Store.

      6.5   Changes of Location/Store Inventory.
            Sears shall have the right, in its sole discretion, to change the location, dimensions and amount of area of the Licensed Business from time to time during the Term of this Agreement in accordance with Sears judgment as to what arrangements will be most satisfactory for the general good of the Designated Sears Store(s). In the event Sears decides to change the location of the Licensed Business, Sears shall move Licensee's Equipment to the new location and prepare the new space for occupancy by Licensee and the expense shall be allocated between the parties as described on Exhibit D. If a change in location is requested or initiated by Licensee, then Licensee shall bear all expense involved in moving Licensee's Equipment and the expense for preparing the new space for occupancy by Licensee shall be allocated between the parties as described on Exhibit D. Sears may, solely at Sears discretion, not open any Designated Sears Store at any time to take a physical inventory of Sears property. Licensee waives any claim it may have against Sears for damages resulting from such closing.

      6.6   Remodeling.
            Licensee shall remodel the Licensed Business area per the terms of Exhibit D and the expense of such remodel shall be divided between the parties as described on Exhibit
D.

      6.7   Electric/HVAC.
            Sears shall furnish, at reasonable hours, and except as otherwise provided, without expense to Licensee, reasonable amounts of heat, light, air conditioning and electric power for the operation of the Licensed Business, except when prevented by strikes, accidents, breakdowns, improvements and repairs to the heating, lighting and electric power systems or other causes beyond the control of Sears. Sears shall not be liable for any injury or damage, whatsoever which may arise by reason of Sears failure to furnish such heat, light, air conditioning and electric power, regardless of the cause of such failure. All claims for such injury or damage are expressly waived by Licensee. The allocations of costs to bring such utilities to the Licensed Business location are described on Exhibit D.

      6.8   Telephone.
            Sears will arrange for local telephone service by providing a single Direct Inward Dial Telephone line ("Sears Phone Line") for the Licensed Business location(s). In stores that have not been remodeled, Sears will provide a Sears Phone to the cash register area for the Licensed Business location(s). In new and remodeled stores as described in Exhibit D, Sears shall provide a single Sears Phone to the cash register area and one extension phone line ("Sears Extension Line") in each camera room.

Sears shall bear the cost of outbound local and toll-free calls and provide compatible telephone hardware for the Sears Phone Line and the Sears Extension Lines. If Licensee requires additional phone lines ("Additional Phone(s)") to be installed in the Licensed Business location(s), Licensee shall arrange with the appropriate telephone company for such installation and all installation costs and monthly service associated with any such Additional Phone(s) are to be paid by Licensee. Licensee shall arrange with the appropriate telephone company for direct billing to Licensee of all long distance calls made in the Licensed Business location(s).

All telephone numbers used in connection with the Licensed Business shall be separate from phone numbers used by Licensee in its other business operations and such numbers shall be deemed to be the property of Sears. Upon expiration or termination of this Agreement, Licensee shall immediately cease to use such numbers and shall transfer such numbers to Sears or to any party Sears designates, and Licensee shall immediately notify the Telephone Company of any such transfer.

      6.9   Yellow/White Page Listings.
            All white and yellow page telephone listings for the Licensed Business shall be approved by Sears prior to placement; provided, however, approval is not required for listings consisting only of Licensee's name and address as authorized in Paragraph 2.1. Sears may, at its sole option, require that any telephone number listed in any telephone directory using Sears name is billed through a Sears store or office.

     6.10   Access to Licensed Business Area.

            Licensee shall have access to the Licensed Business area at all times that the Designated Sears Store is open to customers for business and at all other times as the appropriate Store General Manager approves. Sears shall be furnished with keys to the Licensed Business area and shall have access to the Licensed Business area at all times.

      6.11  Effect of Store Leases.
            If any Designated Sears Store is leased to Sears or is the subject of an easement agreement, this Agreement shall be subject to all of the terms, agreements and conditions contained in such lease or easement agreement. In case of the termination of any such lease by expiration of time or otherwise, this Agreement shall immediately terminate with respect to affected Licensed Business locations.

      6.12  Waiver of Casualty Liability.
            Licensee waives any and all claims it may have against Sears for damage to Licensee, for the safekeeping or safe delivery or damage to any property whatsoever of Licensee or of any customer of Licensee in or about the Licensed Business area, because of the actual or alleged negligence, act or omission of any tenant, licensee or occupant of the premises at which the Licensed Business may be located; or because of any damage caused by any casualty from any cause whatsoever, including, but not limited to, fire, water, snow, steam, gas or odors in or from such store or store premises, or because of the leaking of any plumbing, or because of any accident or event which may occur in such store or upon store premises; or because of the actual or alleged acts or omissions of any janitors or other persons in or about such store or store premises or from any other such cause whatsoever; except for damage caused by Sears gross negligence.

VII.  ADVERTISING
      7.1   Advertising.
            Licensee shall advertise and actively promote the Licensed Business. Licensee shall at all times adhere to Sears Licensed Business Marketing Manual as provided to Licensee and updated from time to time ("Marketing Manual"). Prior to use in connection with the Licensed Business, Licensee shall submit to Sears Marketing Manager, Licensed Businesses, or his designee, (a) all signs and advertising copy (including, but not limited to, sales brochures, telemarketing scripts, newspaper advertisements, radio and television commercials), and (b) all sales promotional plans and devices. Licensee shall not use any such advertising material or sales promotional plan or device without the prior written approval of Sears Marketing Manager. Sears has the right, in its sole discretion, to disapprove or require modification of any or all such advertising forms and other materials. Licensee shall not engage in any Internet advertising without the prior written consent of Sears Marketing Manager. Sears shall have the right to audit Licensee's advertising materials and practices to determine Licensee's compliance with this Agreement, including but not limited to compliance with all laws.

     7.2    Publicity.
            Licensee shall not issue any publicity or press release regarding its contractual relations with Sears or regarding the Licensed Business, and shall refrain from making any reference to this Agreement or to Sears in any prospectus, annual report or other filing required by Federal or state law, or in the solicitation of business, without obtaining Sears prior written approval of such action from Sears Licensing Manager and Sears Public Relations Manager. Licensee shall at all times adhere to Sears written policies regarding interaction with the media as contained in the Marketing Manual.

      7.3   Forms.
            Prior to use in connection with the Licensed
Business, Licensee shall submit all customer contract forms, guarantee certificates and other forms and materials to Sears Licensing Manager for approval Licensee shall not utilize any forms or related materials that have not been approved in advance by Sears Licensing Manager.

VIII. LICENSED BUSINESS EQUIPMENT
      8.1   Licensee's Equipment.
            Entirely at its own expense, Licensee shall install furniture, fixtures and equipment as necessary for the efficient operation of the Licensed Business ("Licensee's Equipment"). Licensee's Equipment, and its size, design and location shall at all times be subject to Sears approval.

      8.2   Licensee's Point of Sale System
            At its own expense, Licensee shall furnish a point of sale system and peripheral devices, including, but not limited to printers, bar-code scanning devices, and electronic signature capture devices ("Licensee's POS"). Licensee's POS shall have the capability of processing Sears Card and any other credit cards Sears may accept from time to time.

At such time as Licensee's POS interfaces with the Sears in-store processor ("Sears ISP"), Licensee's POS shall be compatible with the Sears ISP, and Licensee's POS shall have substantially the same capabilities as the point of sale system used by Sears in its own merchandise departments to the extent applicable to the operation of the Licensed Business. This transition will occur no later than June 30, 2000. Licensee shall also be responsible for upgrading Licensee's POS to be compatible with enhancements and changes in functionality made to the Sears ISP. Sears shall be responsible for the cost of installing and maintaining a Sears data line to the Licensed Business location. Subject to Licensee's fulfillment of its obligations under this paragraph, Sears shall also be responsible for the cost of developing and maintaining the third party interface software that is necessary to support the integration of Licensee's POS with the Sears ISP.

     8.3   Sears Card.
            At such time when Licensee's POS interfaces with the Sears ISP as described in Paragraph 8.2, Licensee agrees to accept and process Sears Card payments from customers at Licensee's POS, and upon written approval from Sears Licensing Manager, Licensee will be authorized to open Sears Card instant credit accounts ("Rapid Credit") for customers.

IX.   TRANSACTIONS AND SETTLEMENT
      9.1   Checks.
            All checks or money orders which Licensee accepts from customers shall be made payable to Sears, Sears, Roebuck and Co. or Sears Portrait Studio. Licensee shall make certain that all checks are filled out correctly and are verified in accordance with Sears policies in effect from time to time. Checks which are deficient in any manner may be charged back to Licensee, and Licensee shall reimburse Sears for any of Sears Commission lost as a result of Licensee's failure to obtain a properly filled out and verified check.

Sears shall not be entitled to Sears Commission for those checks that have all of the above information but which are not paid upon presentment. Any and all losses which may be sus-tained by reason of nonpayment of any checks upon presentment shall be borne by Licensee, and Sears shall have no liability with respect to such checks, provided that Sears shall make whatever effort it deems reasonable to collect all such checks prior to charging back such checks to Licensee.

      9.2   Credit Sales.
            With the approval of the Credit Central designated by Sears, sales may be made by Licensee on such of Sears regularly established credit plans as may be first approved by such Credit Central. The approval of such Credit Central is required for each individual credit sale, and approval shall be granted in the sole discretion of the Credit Central. No part of the finance charge which may be earned by Sears in connec-tion with any credit sale shall be payable to or credited in any way to Licensee. All losses sustained by Sears as a result of non-payment of a Sears credit account shall be borne by Sears, provided that Licensee has complied with Sears credit policies and procedures. Except for non-payment of a Sears credit account, Sears shall have no liability whatsoever to Licensee for Sears failure to properly accept or reject a customer's charge. Licensee agrees to accept third party credit cards as designated by Sears from time to time. Licensee may not distribute or solicit any customer applications for any third party credit cards in the Licensed Business.

At such time when Licensee's POS interfaces with the Sears ISP as described in Paragraph 8.2, Sears shall pay Licensee's third party merchant discount fees for using third party credit cards, as long as Licensee's balance of sale for third party credit does not exceed the Sears full-line stores balance of sale for third party credit for that Sears fiscal year. If Licensee's balance of sale for third party credit exceeds the Sears full-line stores balance of sale for third party credit for that Sears fiscal year, Licensee will reimburse Sears one and one half percent (1.5%) of all third party credit sales over the Sears full-line stores average balance of sale for third party credit. Sears shall have the right to withhold such third party credit fees owed to Sears, from the next regular settlement after the close of that fiscal year.

Licensee shall comply with all provisions of Federal and state laws governing credit sales, and their solicitation, including but not limited to provisions dealing with disclosures to customers and finance charges. Licensee shall not modify, in any way, the terms and conditions of Sears credit plans.

      9.3   Sales Receipts.
            At the close of each business day, Licensee shall submit an accounting of the Gross Sales and the returns, allowances and customer adjustments made during such day by Licensee to the cashier of the Sears unit designated by Sears, together with the gross amount, in cash, of all cash sales, and all credit sales documents for transactions completed that day. Sears may retain out of such receipts the proper amount of the Sears Commission payable under this Agreement together with any other sums due Sears from Licensee. The remaining balance shall be payable to Licensee at the regular settlement set forth in Paragraph 9.4.

      9.4   Settlement.
            A settlement between the parties shall be made at the end of each Sears fiscal month for all transactions of Licensee during such period, in accordance with Sears customary accounting procedures. Such settlement will be done through the Sears Accounting Center designated by Sears. Sears will advance Licensee eighty-five percent (85%) of Net Sales weekly. Such advances shall be deducted and reconciled in the next regular settlement. All settlements and advances shall be made by electronic funds transfer (EFT) to a bank account designated by Licensee. For all transactions entered into the Sears system for settlement purposes, and until such time when Licensee's POS interfaces with the Sears ISP as described in Section 8.2, Sears will pay transaction fees for any processing service with whom Sears has an agreement to provide access for the point of sale settlement system to the appropriate Sears credit system.

Licensee shall reimburse Sears at each settlement for all invoiced expenses, including any advertising expense, incurred by Sears at Licensee's request, outstanding at the time of such settlement. If Sears is not reimbursed at such settlement, then Sears shall have the right, but not the obligation, to retain out of Licensee's sales receipts the amount of such expenses with interest, if any, due Sears.

      9.5   Reports.
            If requested by Sears, Licensee shall provide to Sears reports of sales and income and Sears commissions paid in the manner and form prescribed by Sears, together with any other information Sears may require for its records or auditing purposes. If requested by Sears,

Licensee shall promptly submit its financial report to Sears after the close of Licensee's fiscal year. Such report shall be certified by an accountant or by an officer of Licensee in the event that no audit is performed. Such report shall include, but shall not be limited to, Licensee's profit and loss statement for such fiscal year and balance sheet at the end of such fiscal year, and shall be prepared in accordance with generally accepted accounting principles. If Licensee is a publicly held corporation, this requirement may be fulfilled by submission of Licensee's Annual Report on Form 10-K. Sears shall not disclose any such information that is not available to the public to any third parties without Licensee's prior consent.

      9.6   Audit Rights.
            Licensee shall keep and maintain books and records that accurately reflect the sales made by Licensee under this Agreement and the expenses that Licensee incurs in performing under this Agreement. Sears shall have the right at any reasonable time to review and audit the books and records of Licensee regarding this Agreement. Such books and records shall be kept and maintained according to generally accepted accounting principles.

      9.7   Underreporting.
            If an audit reveals that sales were under-reported at any Licensed Business location being audited, by more than five percent (5%) of the total sales which were actually reported by such location, then the cost of such audit shall be charged to such Licensed Business location. If a sampling of Licensee's records at a Licensed Business location, using standard audit practices, reveals that sales have been under-reported by more than five percent (5%) of the total sales which were actually reported by such Licensed Business location, then such Licensed Business location shall at its option, (a) pay Sears for all under-reported sales for each year audited by annualizing the rate by which sales were under-reported in the audit sample plus an administrative fee which shall be calculated by multiplying the annualized under-reported commissions by the percent of under-reported sales; or
(b) pay the actual amount of any under-reported sales based on a complete audit of the books and records (at Licensee's expense) relating to such Licensed Business location, including a comprehensive audit of all such books and records for the then-current year and if Sears so elects, a comprehensive audit (at Licensee's expense) of prior years plus an administrative fee which shall be calculated by multiplying the audited annual under-reported commission by the percent of under-reported sales. Each audited location shall be subject to another audit (at Licensee's expense) one (1) year after the initial audit. If this audit reveals that sales were again under-reported by more than five percent (5%), Licensee shall pay Sears for these sales as per the above except that, due to the increased expenses incurred by Sears in continued monitoring of the Licensed Business, the administrative fee shall be doubled.

All under-reported sales equal to or less than five percent
(5%) of total sales actually reported by such Licensed Business location, shall be reimbursed to Sears, as appropriate, based on the actual amounts of such under-reports.

Sears, at its sole option, may also charge interest on all under-reported sales at the rate of prime (as published in the Wall Street Journal as of the date of the completion of the audit) plus one percent (1%). Licensee, at its expense, shall develop and implement a program to conduct internal audits of the Licensed Business to verify accuracy of sales and commissions.

      9.8   Rights of Recoupment and Setoff.
            Sears shall have the right to reduce, withhold or set-off against any payment due Licensee hereunder any liability or obligation which Licensee may have to Sears. Any Licensee liabilities or obligations which remain outstanding after any exercise of Sears right of set-off shall be paid by Licensee promptly upon demand by Sears. Sears rights under this Paragraph are cumulative, shall be in addition to all other rights, remedies available at law or in equity, and shall survive the expiration or termination of this Agreement.

X.    CUSTOMER INFORMATION; CONFIDENTIALITY

      10.1  Customer Information.
            The Sears Information and any customer list developed by Licensee, its employees or agents from the operation of, or from records generated as a result of the operation of the Licensed Business (collectively, the "Customer Information"), are deemed exclusively owned by Sears. Licensee shall not use, permit use, disclose or permit disclosure of such Customer Information for any purpose except the performance of this Agreement. Licensee shall at all times maintain any such Customer Information, including lists, physically separate and distinct from any customer information Licensee may maintain that is unrelated to the Licensed Business. Licensee shall not reproduce, release or in any way make available or furnish, either directly or indirectly, to any person, firm, corporation, association or organization at any time, any such Customer Information which will or may be used to solicit sales or business from such customers, including but not limited to the type of sales or business covered by this License Agreement. Upon written request by Sears during the Term and on expiration or termination of this Agreement for any reason, Licensee shall immediately deliver all copies of lists of customers and copies of all other such Customer Information to Sears; and Licensee, its officers, employees, successors and assigns, shall not use any such Customer Information to solicit any of such customers. Licensee shall protect all such Customer Information from destruction, loss or theft during the term of this Agreement, and until all copies of customer lists and copies of all other Customer Information are turned over to Sears. Licensee acknowledges that there is no adequate remedy at law for violation by Licensee of this Section X and, in case of breach of this Section X, preliminary or permanent injunctive relief would be appropriate.

      10.2  Confidential Information.
            Information furnished by Sears to Licensee or which becomes known to Licensee through Licensee's operation of the Licensed Business or Licensee's relationship with Sears is confidential and proprietary to Sears (collectively, the "Confidential Information"). All such Confidential Information shall be held in utmost confidence by Licensee. All Confidential Information, including, but not limited to, information regarding Sears stores, and any other information not specifically designated by Sears for release to the public that may come into the possession of Licensee during the Term of this Agreement shall be delivered to the appropriate Licensing Manager at Sears upon request by Sears, and Licensee shall not make or retain copies or portions of the Confidential Information.

The terms and content of this Agreement, including but not limited to, exhibits attached hereto, and any other agreements entered into pursuant to this Agreement shall at all times remain confidential and shall not be revealed to any third party by Licensee without the prior written consent of Sears except to the extent (a) permitted by this Agreement, (b) required by law or any court, or (c) made to a court or mediator in connection with a dispute between the parties.

The provisions of this Section X shall survive the expiration or termination of this Agreement.

XI.   RELATIONSHIP OF PARTIES
            Licensee is an independent contractor. Nothing contained in or done pursuant to this Agreement shall be construed as creating a partnership, agency or joint venture;
and neither party shall become bound by any representation, act or omission of the other party.

XII.  DEFENSE AND INDEMNITY
      12.1  Defense.
            Licensee shall defend all allegations asserted in any claim, action, lawsuit or proceeding (even though such allegations may be false, fraudulent or groundless) against Sears, its affiliates and subsidiaries, and/or Sears subsidiaries or affiliates, directors, officers, employees, agents, independent contractors, parents, subsidiaries and affiliates which contains any allegations of liability actually or allegedly resulting from or connected with the operation of the Licensed Business (including, without limitation of the foregoing, goods sold, work done, services rendered, or products utilized in the Licensed Business, lack of repair in or about the area occupied by the Licensed Business, operations of or defect in any machinery, motor vehicles, or equipment used in connection with the Licensed Business, or located in or about the Licensed Business area; or arising out of any actual or alleged infringement of any patent or claim of patent, copyright or non-Sears trademark, service mark, or trade name); or from the omission or commission of any act, lawful or unlawful, by Licensee or its directors, officers, employees, agents or independent contractors, whether or not such act is within the scope of the authority or employment of such persons. Licensee shall use counsel satisfactory to Sears in defense of such allegations. Sears may, at its election, take control of the defense and investigation of any claims, may employ and engage attorneys of its own choice to manage and defend such claims, at Licensee's cost, risk and expense, provided that Sears and its counsel shall proceed with diligence and good faith with respect thereto. The provisions of this Paragraph shall survive the expiration or termination of this Agreement.

      12.2  Indemnity.
            Licensee shall hold harmless and indemnify Sears and Sears directors, officers, employees, agents, independent contractors, parents, subsidiaries and affiliates from and against any and all claims, demands, actions, lawsuits, proceedings, liabilities, losses, costs and expenses (including, without limitation, fees and disbursements of counsel incurred by Sears in any claim, demand, lawsuit, or proceeding between Licensee and Sears or between Sears and any third party or otherwise), actually or allegedly resulting from or connected with the operation of the Licensed Business (including, without limitation of the foregoing, goods sold, work done, services rendered, or products utilized in the Licensed Business, lack of repair in or about the area occupied by the Licensed Business, operation of or defects in any machinery, motor vehicles, or equipment used in connection with the Licensed Business, or located in or about the Licensed Business area; or arising out of any actual or alleged infringement of any patent or claim of patent, copyright or non-Sears trademark, service mark, or trade name); or from the omission or commission of any act, lawful or unlawful, by Licensee or its directors, officers, employees, agents or independent contractors, whether or not such act is within the scope of the authority or employment of such persons. The provisions of this Paragraph shall not apply to the extent any injury or damage is caused solely by Sears negligence. The provisions of this Paragraph shall survive the expiration or termination of the Agreement.

XIII. INSURANCE
      13.1  Types of Insurance.
            Licensee shall, at its sole expense, obtain and maintain during the Term of this Agreement the following policies of insurance from companies having a rating of at least A-VII or better in the current Best's Insurance Reports published by A.M. Best Company and adequate to fully protect Sears as well as Licensee from and against all expenses, claims, actions, liabilities and losses related to the subjects covered by the policies of insurance below:

            (a) Worker's Compensation insurance covering all costs, benefits and liabilities under Workers Compensation and similar laws which may accrue in favor of any person employed by Licensee for all states in which Licensee operates, and Employer's Liability insurance with limits of liability of at least $100,000 per accident or disease and $500,000 aggregate by disease. Such insurance shall contain a waiver of subrogation in favor of Sears. Limits of liability requirements for Employer's Liability may be satisfied by a combination of Employer's Liability and Umbrella Excess Liability policies.

            (b) Commercial General Liability insurance, including but not limited to, premises/operations liability, contractual liability, personal and advertising injury liability, and products and completed operations liability, with limits of at least $1,000,000 for bodily injury and property damage combined. Sears shall be named as an additional insured. Limits of liability requirements may be satisfied by a combination of Commercial General Liability and Umbrella Excess Liability policies.

            (c) Motor Vehicle Liability insurance, for owned, non-owned and hired motor vehicles used in connection with the Licensed Business, with limits of at least $1,000,000 for bodily injury and property damage combined. If only private passenger vehicles are owned or shall be used in conjunction with this Agreement, $500,000 combined single limit of liability is acceptable. If no vehicles are owned or leased by Licensee, the Commercial General Liability insurance shall be extended to provide insurance for non-owned and hired motor vehicles. Limits of liability requirements may be satisfied by a combination of Motor Vehicle Liability and Umbrella Excess Liability policies.

            (d) "All Risk" Property insurance upon all building improvements and supplies on the premises, including those perils generally covered on a "Cause of Loss - Special Form", including fire, extended coverage, windstorm, vandalism, malicious mischief, sprinkler leakage, water damage, accidental collapse, in an amount equal to at least 90% of the full replacement cost, with a coverage extension for increased cost of construction, including a waiver of subrogation in favor of Sears.

            (e) Fidelity insurance with limits of liability of at least $50,000.

      13.2  No Cancellation Without Notice.
            Licensee's policies of insurance shall expressly provide that they shall not be subject to material change or cancellation without at least thirty (30) days' prior written notice to Sears Certificate Management Services, c/o Near North Technology Services, P.O. Box 811310, Chicago, Illinois 60681-1310, or other address of which Licensee is notified.

      13.3  Certificates.
            Licensee shall furnish Sears with certificates of insurance or, at Sears request, copies of policies, prior to execution of this Agreement and upon each policy renewal during the Term of this Agreement. If Licensee does not provide Sears with such certificates of insurance or, in Sears opinion, such policies do not afford adequate protection for Sears, Sears shall so advise Licensee, and if Licensee does not furnish evidence of acceptable coverage within five (5) days, Sears shall have the right to immediately terminate this Agreement upon written notice to Licensee.

      13.4  Expiration/Non-Renewal.
            If Licensee's policies of insurance expire or are canceled during the Term of this Agreement or are materially modified, Licensee shall promptly notify Sears of such expiration, cancellation or material modification. If such policies of insurance are materially modified such that, in Sears opinion, such policies do not afford adequate protection to Sears, Sears shall so advise Licensee. If Licensee does not furnish evidence of acceptable replacement coverage within five
(5) days after the expiration or cancellation of coverage or the notification from Sears that modified policies are not sufficient, Sears shall have the right, at its option, to immediately terminate this Agreement upon written notice to Licensee.

Any approval by Sears of any of Licensee's insurance policies shall not relieve Licensee of any responsibility under this Agreement, including liability for claims in excess of described limits.

XIV.  TERMINATION
      14.1  Mutual Right of Termination.
            Either party may terminate this Agreement, or any location, without cause, without penalty, and without liability for any damages as a result of such termination, at any time hereafter by giving the other party at least ninety (90) days' prior written notice. The notice shall specify the termination date.

      14.2  Termination of License by Sears With Notice.
            This Agreement shall terminate effective upon delivery of notice of termination to Licensee if Licensee, or its owner(s): (a) abandons or fails to actively operate the License Business or fails to commence operation of his Licensed Business as required in Paragraph 6.3 of this Agreement; (b) surrenders or transfers control of the Licensed Business without Sears prior written consent; (c) has made any material misrepresentation or omission in his application; (d) is convicted of or pleads no contest to a felony, or engages in any conduct that is likely to adversely affect the reputation of Licensee, the Licensed Business or Sears; (e) makes an unauthorized transfer of the Licensed Business; (f) makes any unauthorized use, duplication or disclosure of the Confidential Information or Customer Information; (g) fails to secure and maintain appropriate insurance coverage as set forth in Section XIII; (h) a petition is filed either by or against Licensee in any bankruptcy or insolvency proceeding, or if any property of Licensee passes into the hands of any receiver, assignee, officer of the law or creditor; or (i) materially misuses or makes an unauthorized use of any Sears Mark.

      14.3  Termination of License by Sears Without Further
            Notice.
            This Agreement shall terminate without further action by Sears or notice to Licensee if Licensee or its owners(s):
            (a) fails to make payment of any Sears Commissions or any other amounts due Sears, and does not correct such failure within ten (10) days after written notice of such failure is delivered to Licensee; or

            (b) fails to comply with any other provision of this Agreement or any mandatory specification, standard or operating procedures as prescribed by Sears and does not correct such failure within thirty (30) days after written notice of such failure to comply is delivered to Licensee.

      14.4  Termination on Store Closing.
            Sears may, solely at Sears discretion, terminate this Agreement with respect to any affected Licensed Business location without notice, due to the closing of the Designated Sears Store. Licensee shall not be entitled to any notice of such store closing prior to a public announcement of such closing. Licensee waives any claim it may have against Sears for damages, if any, incurred as a result of such closing.
If any Designated Sears Store is damaged by fire or any other casualty so that the Licensed Business area becomes untenantable, this Agreement may be terminated with respect to such Licensed Business location, without penalty and without liability for any damages as a result of such termination, effective as of the date of such casualty, by either party giving the other party written notice of such termination within twenty (20) days after the occurrence of such casualty. If such notice is not given, then this Agreement shall not terminate, but shall remain in full force and effect and the parties shall cooperate with each other so that Licensee may resume the conduct of business as soon as possible.

      14.5  Effect of Termination.
            Upon the termination of this Agreement by expiration of time or otherwise, Licensee shall, immediately pay all amounts owed to Sears, cease use of all Sears Marks, the Confidential Information and Customer Information and, at its expense, immediately remove all of Licensee's Equipment from Sears premises and shall, without delay and, at Licensee's expense, repair any damage to Sears premises caused by such removal. Upon the termination of this Agreement by expiration of time or otherwise, the expense to return the Licensed Business area to the condition Sears made it ready for use by the Licensee shall be allocated per the terms of Exhibit D.

      14.6  Survivability.
            No termination of this Agreement, by expiration of time or otherwise, shall relieve the parties of obligations arising before expiration or termination or arising upon or after expiration or termination of this Agreement.

XV.   ASSIGNMENT AND SUBLICENSING
      15.1  Assignment by Licensee.

            Notwithstanding any other provision contained in this Agreement, this Agreement is not transferable by Licensee in whole or in part without Sears prior written consent and Licensee shall not sub-license the license granted herein to any person or entity. Any transfer or attempt to transfer by Licensee whether expressly or by operation of law, and without Sears prior written consent, shall, at the option of Sears, without notice, immediately terminate this Agreement. The sale of Licensee's business or any other transaction (including sales of stock) which shifts the rights or liabilities of Licensee to another controlling interest shall be deemed such a prohibited transfer.

      15.2  Assignment by Sears.
            This Agreement is fully transferable by Sears and shall inure to the benefit of any transferee or other legal successor to Sears interest herein.

      15.3  Binding Nature.
            The provisions of this Agreement shall be binding upon Licensee and upon Licensee's successors and assigns and shall be binding upon and inure to the benefit of Sears, its successors and assigns.

XVI.  MISCELLANEOUS
      16.1  Cumulative Remedies.
            The remedies provided in this Agreement are cumulative, and shall not affect in any manner any other remedies that either party may have for any default or breach by the other party. The exercise of any right or remedy shall not constitute a waiver of any other right or remedy under this Agreement or provided by law or equity. No waiver of any such right or remedy shall be implied from failure to enforce any such right or remedy other than that to which the waiver is applicable, and only for that occurrence.

      16.2  Severability.
            If any provision in this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been included.

      16.3  Governing Law.
            This Agreement shall be interpreted and governed by the internal substantive laws of the State of Illinois, without regard to its conflict of law principles. This Agreement shall not be effective until it has been received and executed by Sears in Hoffman Estates, Illinois.

      16.4  Arbitration.
            The parties agree to attempt to resolve any disputes which arise under this Agreement. In any case where a dispute cannot be resolved between the parties, the parties agree to submit the dispute for binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"); provided, however that this section shall not limit Sears right to obtain any provisional remedy, including, without limitation, injunctive or other equitable relief, from any court of competent jurisdiction, as may be necessary to protect Sears Marks, or other property rights. Such arbitration shall be conducted by a single arbitrator in the English language in San Juan, Puerto Rico, and the arbitra-tor shall apply the substantive law as provided for in Section
16.3 of this Agreement. The parties shall agree upon an arbi-trator; provided, however, that if an arbitrator cannot be agreed upon within thirty (30) days, the arbitrator shall be appointed as provided in the AAA Commercial Arbitration Rules. The parties may offer such evidence as is relevant and material to the dispute and shall produce such evidence as the arbitra-tor may deem necessary to an understanding and determination of the dispute. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

      16.5  Entire Agreement.
            This Agreement sets forth the entire agreement and understanding between the parties with respect to the Licensed Business. This Agreement shall not be supplemented, modified or amended except by a written instrument signed by duly authorized representatives of Licensee and Sears, and no person has or shall have the authority to supplement, modify or amend this Agreement in any other manner. This Agreement shall be effective when signed by Sears.

      16.6  Headings.
            The paragraph titles in this Agreement are for the mere convenience of the parties, and shall not be considered in any construction or interpretation of this Agreement.

      16.7  Notices.
            All notices provided for or which may be given in connection with this Agreement shall be in writing and given by personal delivery, certified mail with postage prepaid and return receipt requested or its equivalent, such as private express courier, or by facsimile transmission (with a confirmation copy sent by regular mail). Notices given by Licensee to Sears shall be addressed to:

            SEARS ROEBUCK DE PUERTO RICO, INC.
            Attention:  President
            P.O. Box 3670302
            San Juan, Puerto Rico  00936-7302

with a copy to:

            SEARS, ROEBUCK AND CO.
            Attention:  Vice President and General Manager,
            Licensed Businesses
            Department 725  E3-359B
            3333 Beverly Road
            Hoffman Estates, Illinois 60179

Notices given by Sears to Licensee shall be addressed to:

            CONSUMER PROGRAMS INCORPORATED
            Attention: Senior Vice President of Administration
            1706 Washington Avenue
            St. Louis, Missouri 63103

Notices if so sent by mail shall be deemed to have been given when deposited in the mail or with the private courier. All changes of address must be communicated to the other party in writing.


-[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]-

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed on their behalf by duly authorized officers or representatives.



                         SEARS, ROEBUCK DE PUERTO RICO, INC.


                         By: /s/ David F. Lauflin
                             -------------------------------
                                 David F. Lauflin
                                 President



                         LICENSEE

                         By: /s/ Alyn V. Essman
                             -------------------------------
                                 Alyn V. Essman
                         Its:    Chairman and Chief
                                 Executive Officer

EXHIBIT A

                       DESIGNATED SEARS STORES

SEARS PORTRAIT STUDIOS PUERTO RICO LOCATIONS
Sears #     Studio #     City
1085        03R77        CAGUAS,   PR
1905        03R71        HATOREY,  PR
1915        03R73        BAYAMON,  PR
1925        03R72        CAROLINA, PR
1935        03R76        MAYAGUEZ, PR
1945        03R75        PONCE,    PR
2355        03R79        HATILLO,  PR

</TABLE


































                              30


                            EXHIBIT B

                AUTHORIZED MERCHANDISE AND/OR SERVICES


The following items, merchandise lines and/or services are authorized for sale by Licensee in the Licensed Business:

     1.   Portrait photography service and photographs

     2.   Passport photography service and photographs

     3. Portrait-related retail merchandise (e.g., frames, mats, albums, greeting cards)

     4. Portrait-related promotional merchandise for customer give-aways

     5. Digital images (e.g. Portrait Creations(TM), proof sheets, portrait restoration)

     6.   Internet archiving services





























                              31


                         EXHIBIT C

                      SEARS COMMISSION

Licensee shall pay to Sears a commission ("Sears Commission") which, for each Designated Sears Store, shall be a sum equal to ten percent (10%) of total annualized net sales for each Designated Sears Store at which total annualized net sales are less than $50,000 and fifteen percent (15%) of total annualized net sales for each Designated Sears Store at which total annualized net sales are equal to or over $50,000 - retroactive to the first dollar. Accounting Centers are to deduct commission rate at fifteen percent (15%). Licensee will bill
Sears annually for any excess commissions taken from any Designated Sears Store with annual net sales of less than $50,000.



































                              32


                           EXHIBIT D

                       ALLOCATION OF COSTS

TYPICAL COST ANALYSIS

The Licensed Business shall be built and constructed in accordance with the plans and specifications prepared and will include agreed upon standards for the cost of construction.
Items in accordance with the plans and specifications are listed on a Typical Cost Analysis (TCA) attached as part of Exhibit D. The TCA is based on the current ANNUAL EDITION OF
MEANS REPAIR & REMODELING COST DATA. Sears and Licensee agree that this Exhibit D will be updated bi-annually and mutually agreed upon to reflect subsequent ANNUAL EDITIONS OF MEANS
REPAIR & REMODELING COST DATA and to reflect modification of typical designs and modifications. The TCA cost will be represented as a dollar-cost per square foot ratio.

FINANCIAL RESPONSIBILITIES

The financial responsibilities and standard costs are described in the TCA. Items that are classified as "Sears Costs" (S) on the TCA, shall be Sears responsibility and items that are classified as "Licensee Costs" (L/B) shall be Licensee's responsibility. A cost estimate, known as the Estimated/Actual
Buildout (EAB) may be required to determine the viability or scope of a project.

Sears will remit payment for the total cost of all projects directly to contractors or workmen performing such work and will invoice Licensee for its share of the expense, at the end of Sears fiscal year. Sears shall make a settlement adjustment thirty (30) days after notifying Licensee of the project close out for the year and all expenses to be charged to Licensee.

In the event Licensee disputes the settlement adjustment made by Sears with respect to Change of Location or remodel, it shall notify Sears and the parties shall have sixty (60) days from the December end of the month settlement adjustment (which was made by Sears) to resolve any such dispute. Any further adjustment due to either Sears or Licensee relating to such Change of Location or remodel shall be made pursuant to the end of the month settlement adjustment following the above mentioned sixty (60) days.

MATERIAL CHARGE BACKS. When, due to shortages or delays, Licensee provides standard construction materials that are Sears financial responsibility, Licensee will remit payment directly to the supplier(s) and will invoice Sears for the expense. The amount of any such invoice submitted by Licensee to Sears shall be deducted from the amount payable by Licensee at the time of Project year close out (Sears Billing).

PUNCH LIST CHARGE BACKS. Provided the conditions set forth below are met, License shall select and employ the services of a general contractor to complete any remaining punch list items:

     (1) Sears General Contractor is no longer on the job site;









                              33


     (2) Licensee has issued written punch list to Sears;

     (3) A period of at least 30 days has elapsed for Sears to complete punch list items;

     (4) Licensee has provided the cost estimates to Sears prior to scheduling any work and such cost estimates have been approved by the Quality/Evaluation Manager, Licensed
Businesses; and

     (5) the General Contractor retained by Licensee shall be bondable and shall meet all applicable licensing, permitting, insurance and approval requirements established by Sears and/or the governmental bodies of the jurisdiction in which the project is located.

Licensee shall remit payment directly to any general contractor retained by Licensee to complete punch list items and shall invoice Sears for the aggregate amounts paid to the general contractor.

The amount of any such invoices submitted to Sears shall be deducted from the total Licensee cost at the project close out
(i.e. Sears billing).

CHANGE ORDER REQUEST PROCEDURES.

     Change Orders prior to Licensee installation:
       - Licensee shall submit a written request for a written quotation from Sears for the costs of implementing a proposed change order.
       - Within a reasonable time after receipt of Licensee's request, Sears Project Manager shall return a written quotation for change order to Licensee.
       - Licensee shall approve and return change order amount to Sears for approval.
       - Sears shall submit approval to Sears Project Manager and Licensee within a reasonable time.
       - The cost of any change orders after the project is bid by the contractor shall be borne by the party requesting such change.

     Change Orders during Licensee installation:
       - Licensee shall submit written request for a written quotation from Sears for the costs of implementing a proposed change order.
       - Within a reasonable time after receipt of Licensee's request, Sears Project Manager shall submit change order cost to Licensee for approval.
       - Licensee shall approve and return change order amount to Sears for approval.
       - Sears shall submit approval to Sears Project Manager and Licensee within a reasonable time.
       - The cost of any change orders after the project is bid by the contractor shall be borne by the party requesting such change.













                              34


GENERAL RESPONSIBILITIES

Licensee shall be responsible for all furniture, trade fixtures
(display units, cabinets, and counters), trade equipment
(cameras, lighting units, and computers), Licensee's POS and peripheral devices (printers, bar-code scanning devices, electronic signature capture devices) and any other items not listed on the TCA.

Sears shall be responsible for all costs associated with bringing electrical panel and service, air conditioning, heating and ventilation ducts into the Licensed Business area.
The expense of purchasing and installing all electrical fixtures and equipment (including, but not limited to circuit boxes, dedicated outlets, lighting fixtures and all necessary electrical connections within the area occupied by the Licensed Business. All air conditioning work required by Licensee shall be designed and installed by Sears. Licensee shall provide mechanical drawing identifying the number and location of supply/return air diffuser required. This work shall include, without limitation, connections to supply/return air lines, duct work, supply and return air diffusers, and any circuitry/controls required for the operation of said air conditioning system, and shall be allocated in accordance with the TCA and further outlined in Exhibit D. Any responsibility not provided for in the TCA or Exhibit D shall be negotiated in good faith by Sears and Licensee.

Licensee shall be responsible for any additional leasehold improvements, included, but not limited to electrical wiring, lighting, air conditioning, heating or ventilation ducts which Licensee feels are required to change or improve the utility service to the Licensed Business area to a level that is greater than the service provided to rest of the Designated
Sears Store.

NEW DEPARTMENT

Licensee's share of the cost will be determined by applying the TCA to the Usable Space.

For purposes of this Agreement, "Usable Space" means net square footage of the area dedicated for the operation of the Licensed
Business.

REMODEL PROJECTS

     Sears Update Projects - Update Projects initiated by Sears
Construction (D/824), budget a fixed cost per square foot for store remodeling. Sears shall bear all costs of carpeting and repainting (including removal of existing wallcovering) for each Update Project. Sears will do nothing beyond the scope of the Update Project unless requested by Licensee. If Licensee requests, and Sears agrees, that additional work should be done within the Licensed Business area, Sears and Licensee agree to share equally the construction costs related to the Update
Project.  If Sears requests additional work within the Licensed
Business area, the costs shall be allocated as follows:

      (a) If there is a decrease in Usable Space for the Licensed Business area of 10% or more, the TCA cost factor shall be applied to the reduced Usable Space, and Sears shall pay Licensee the sum of Fifteen
          Hundred Dollars ($1500); or





                              35


     (b) If there is no change, a decrease of less than 10%, or an increase in Usable Space, the construction costs related to the Update Project shall be shared equally by Sears and Licensee.

     Sears Remodel/Local Projects - If Sears requests or initiates a Change of Location of a Licensed Business location that has previously been subject to a Change of Location during the term of this Agreement, Sears shall bear all construction costs related to such Change of Location and shall pay Licensee the sum of Fifteen Hundred Dollars ($1500) for incidental costs incurred in such a Change of Location. If a Change of Location results in a(n):

         Decrease in Space-- Sears shall bear all construction costs related to such Change of Location and shall pay Licensee the sum of Fifteen Hundred Dollars ($1500.00) for incidental costs incurred in such a Change of Location.

                               or

         Increase in Space-- The Licensee's share of the TCA will be applied to only the increase in space (new square footage). The Licensee's share of the TCA will be charged to Licensee if space has been requested and approved by Licensee.

     Licensee Remodel/Local Projects - Projects requested by
Licensee and approved by Sears. The Licensee's share of the TCA will be applied to the total Usable Space assigned to Licensee.

All exceptions to the above will be agreed on prior to the completion of final plans for construction. Any changes after approval of final plans by both parties shall be the responsibility of the party making the change.

ADDITIONAL CAMERA ROOMS

The construction cost of new camera rooms shall be shared equally between Sears and Licensee, and the total TCA cost shall be applied to a standard of 500 square feet.

MAINTENANCE OF FACILITIES

Sears shall be responsible for all costs associated with the regular maintenance of the physical facility of the Designated
Sears Stores, including electrical service, air conditioning, heating, ventilation, standard lighting (including standard light bulbs), ceiling tiles, drywall repair, paint, and carpet.
The cost to replace any of the general construction items due to age and/or normal wear shall be allocated in accordance with the TCA. Licensee shall be responsible for all costs associated with maintaining Licensee's Equipment and Licensee's POS in good order and repair.















                              36



TYPICAL COST ANALYSIS
NEW STORE
PORTRAIT STUDIO (2 CAMERA ROOM) June 1998
GROSS AREA - 1428 SF
                                            UNIT
ITEM                         QUANTITY UNIT  COST     TOTAL
---------------------------- -------- ---- -------  -------
S  10'Partitions              220      LF    30.00    6,600
S  Wall insulation              -      SF     0.40        -
S  Doors                        2      EA   700.00    1,400
S  Cabinets, upper and lower    -      LF   175.00        -
S  Vanity                       -      EA   300.00        -
S  Acoustical ceiling        1428      SF     1.50    2,142
S  Ceiling insulation           -      SF     0.60        -
S  Paint walls               3000      SF     0.50    1,500
S  Paint doors                  2      EA   100.00      200
LB Wallcovering               240      SF     1.60      384
LB Carpeting                  182      SY    18.00    3,284
S  Base                       300      LF     1.20      360
LB Shock pad                   24      SY     5.00      122
S  Fire protection           1428      SF     1.50    2,142
S  HVAC ductwork             1428      SF     5.00    7,140
LB 225 amp 120/208 PA           1      EA  1800.00    1,800
S  Light fixtures              10      EA   150.00    1,500
LB Dedicated circuits           8      EA   200.00    1,600
LB Track lighting              70      LF    38.50    2,695
LB Wall washer                  -      EA   150.00        -
LB Light bar                    4      LF    50.00      200
LB Exit lights                  1      EA   150.00      150
LB Light switch                 8      EA   125.00    1,000
LB Duplex outlets              19      EA   108.00    2,052
LB Phone outlet                 4      EA   365.00    1,460
LB Triple duplex recept         2      EA   150.00      300
LB Floor outlets                1      EA   300.00      300
LB Quad outlet                  2      EA   130.00      260
LB Data                         5      EA    50.00      250
S  Cash register                1      EA   536.00      536
S  Baffle                      19      LF    20.00      380
LB Chair rail                 101      LF     5.00      505
LB Architectural services    1428      LS     2.00    2,856
S/LB G.C.O.H. and fee           1      LS  6673.26    6,468
                                                    -------
                                                    $49,586
                                                    =======

New Store                         COST/SF             34.72

Remodel in warehouse space           $/SF             38.97
Remodel in retail or office
  space                              $/SF             39.47
Remodel in existing license
  business (Low to High)             $/SF             19.24

TYPICAL COST ANALYSIS (continued)
NEW STORE
PORTRAIT STUDIO (2 CAMERA ROOM) June 1998
GROSS AREA - 1428 SF
ITEM                            SEARS       L.B.
----------------------------   -------   ------------
S  10' Partitions               6,600          -
S  Wall insulation                  -          -
S  Doors                        1,400          -
S  Cabinets, upper and lower        -          -
S  Vanity                           -          -
S  Acoustical ceiling           2,142          -
S  Ceiling insulation               -          -
S  Paint walls                  1,500          -
S  Paint doors                    200          -
LB Wallcovering                     -        384
LB Carpeting                        -      3,284
S  Base                           360          -
LB Shock pad                        -        122
S  Fire protection              2,142          -
S  HVAC ductwork                7,140          -
LB 225 amp 120/208 PA               -      1,800
S  Light fixtures               1,500          -
LB Dedicated circuits               -      1,600
LB Track lighting                   -      2,695
LB Wall washer                      -          -
LB Light bar                        -        200
LB Exit lights                      -        150
LB Light switch                     -      1,000
LB Duplex outlets                   -      2,052
LB Phone outlet                     -      1,460
LB Triple duplex recept             -        300
LB Floor outlets                    -        300
LB Quad outlet                      -        260
LB Data                             -        250
S  Cash register                  536          -
S  Baffle                         380          -
LB Chair rail                       -         505
LB Architectural services           -       2,856
S/LB G.C.O.H. and fee            6,673          -
                               --------   -------
                               $30,573    $19,219  $49,792
                               ========   =======
New Store                        21.41      13.46

Remodel in warehouse space       23.41      15.71   39.12
Remodel in retail or office
  space                          23.91      15.71   39.62
Remodel in existing license
  business (Low to High)         22.91      15.71   38.62












                              38